Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-176308

Occidental Petroleum Corporation

Final Term Sheet

June 19, 2012

$500,000,000 1.50% Senior Notes due 2018
$1,250,000,000 2.70% Senior Notes due 2023

Issuer:	Occidental Petroleum Corporation
Anticipated Ratings (Moody’s / S&P / Fitch / DBRS):*	A1/A/A/A (Stable/Stable/Positive/Stable)
Trade Date:	June 19, 2012
Settlement Date:	June 22, 2012 (T+3)

1.50% Senior Notes due 2018
Principal Amount:	$500,000,000
Maturity:	February 15, 2018
Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing February 15, 2013
Coupon:	1.50% per year, accruing from June 22, 2012
Benchmark Treasury:	0.625% due 5/31/2017
Benchmark Treasury Yield:	0.715%
Spread to Benchmark Treasury:	+80 bps
Yield to Maturity:	1.515%
Initial Price to Public:	99.918% of the principal amount
Optional Redemption:

In whole at any time or in part from time to time, in each case prior to January 15, 2018, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 15 basis points, plus accrued and unpaid interest. On and after January 15, 2018, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

CUSIP / ISIN:	674599CD5 / US674599CD51

2.70% Senior Notes due 2023
Principal Amount:	$1,250,000,000
Maturity:	February 15, 2023
Interest Payment Dates:	Semi-annually in arrears on February 15 and August 15, commencing February 15, 2013
Coupon:	2.70% per year, accruing from June 22, 2012
Benchmark Treasury:	1.75% due 5/15/2022
Benchmark Treasury Yield:	1.628%
Spread to Benchmark Treasury:	+110 bps
Yield to Maturity:	2.728%
Initial Price to Public:	99.739% of the principal amount
Optional Redemption:

In whole at any time or in part from time to time, in each case prior to November 15, 2022, at the greater of (i) 100% of the principal amount and (ii) the sum of the present values of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 20 basis points, plus accrued and unpaid interest. On and after November 15, 2022, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest.

CUSIP / ISIN:	674599CE3 / US674599CE35

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

Co-Managers:	Banca IMI S.p.A.
BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Capital Markets Limited
Standard Chartered Bank
UBS Securities LLC
U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-326-5897.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated June 19, 2012 and accompanying prospectus dated August 15, 2011 and the documents incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.